(i)(25)

[DECHERT LLP LETTERHEAD]

July 27, 2011

ING Mutual Funds

7337 East Doubletree Ranch Road, Suite 100

Scottsdale, AZ 85258

Re:	Securities Act Registration No. 033-56094
Investment Company Act File No. 811-07428

Ladies and Gentlemen:

We have acted as counsel to ING Mutual Funds (the “Trust”), a Delaware statutory trust, and its series, the ING Global Bond Fund, ING Global Real Estate Fund, ING Greater China Fund, ING Index Plus International Equity Fund and ING Russia Fund, in connection with the Post-Effective Amendment No. 149 to the Registration Statement of the Trust (the “Registration Statement”) and have a general familiarity with the Trust’s business operations, practices and procedures.  You have asked for our opinion regarding the issuance of shares of beneficial interest by the Trust in connection with the registration of the Class R shares on behalf of the ING Global Bond Fund and ING Global Real Estate Fund and in connection with the registration of the Class W shares on behalf of the ING Greater China Fund, ING Index Plus International Equity Fund and ING Russia Fund.

We have examined originals and certified copies, or copies otherwise identified to our satisfaction as being true copies, of various corporate records of the Trust and such other instruments, documents and records as we have deemed necessary in order to render this opinion.  We have assumed the genuineness of all signatures, the authenticity of all documents examined by us and the correctness of all statements of fact contained in those documents.

On the basis of the foregoing, it is our opinion that the Class R shares of beneficial interest of the ING Global Bond Fund and ING Global Real Estate Fund and the Class W shares of beneficial interest of the ING Greater China Fund, ING Index Plus International Equity Fund and ING Russia Fund, registered under the Securities Act of 1933, as amended (“1933 Act”) in the Registration Statement, when issued in accordance with the terms described in the Registration Statement as filed on or about July 27, 2011, will be duly and validly issued, fully paid and non-assessable by the Trust.

We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act, and the rules and regulations thereunder.

Sincerely,

/s/ Dechert LLP